 Exhibit 99.2

TIB FINANCIAL CORP. ANNOUNCES APPEAL TO NASDAQ TO MAINTAIN LISTING AND ENTRY INTO CONSENT ORDER WITH REGULATORS

Naples, FL (July 7, 2010) – TIB FINANCIAL CORP. (NASDAQ: TIBB), parent company of TIB Bank and Naples Capital Advisors, Inc., leading financial services providers servicing the greater Naples, Bonita Springs and Fort Myers area, South Miami-Dade County, the Florida Keys and Sarasota County, today announced that as previously discussed in its Form 8-K and press release filed January 6, 2010, the Company today received a delisting notice from The NASDAQ Stock Market LLC (“NASDAQ”) due to the Company’s non-compliance with NASDAQ’s $1.00 per share bid price requirement through July 6, 2010. The Company has appealed to the NASDAQ Listing Qualifications Hearing Panel and intends to present a plan for regaining compliance with the minimum bid price rule for its common stock. The notification letter from NASDAQ, which was anticipated, indicated that its common stock would be delisted on July 16, 2010 from the NASDAQ Global Select Market had such an appeal not been made. Pursuant to NASDAQ rules, the Company’s common stock will continue to trade on the Nasdaq Global Select Market until a written decision is rendered by the Panel which may not occur for up to 12 weeks subsequent to the Company’s notice of appeal. The Panel has the authority to grant an extension for up to 180 calendar days from the date of the delisting notification letter, if the Panel deems it appropriate. If the Company’s appeal is not successful, the Company intends to request that a market maker continue to make a market in the stock and apply to have the Company’s common stock eligible to trade on the OTC Bulletin Board.

The Company also announced that TIB Bank has signed a Consent Order with the FDIC and Florida Office of Financial Regulation under which, among other things, TIB Bank has agreed to maintain a Tier 1 Capital ratio of at least 8% of total assets and a Total Risk Based Capital ratio of at least 12% within 90 days. These regulatory requirements necessitate that the Company raise about $70 to $75 million in new capital. The previously announced North American Financial Holdings, Inc. (“NAFH”) proposed investment significantly exceeds this requirement. The Consent Order governs certain aspects of TIB Bank’s operations including a requirement that it reduce the balance of assets classified substandard and doubtful by at least 70% over a two-year period, and not undertake asset growth of 5% or more per year without prior approval from the regulatory agencies.

Thomas J. Longe, Vice Chairman, Chief Executive Officer and President stated “As previously announced, on June 29, 2010, the Company entered into a definitive agreement with North American Financial Holdings, Inc. providing for the investment of $175 million in the Company through the purchase of newly issued common stock and newly created mandatorily convertible preferred stock. We are excited about this development and the consummation of this transaction will result in TIB Bank’s compliance with the Consent Order capital requirements. We also believe the transaction will assist the Company in its assessment of its ability to meet the NASDAQ listing requirements through the NASDAQ hearing process.”

About NAFH

North American Financial Holdings, Inc. is a national bank holding company headquartered in Charlotte, North Carolina and Jacksonville, Florida.  NAFH was incorporated in the state of Delaware in 2009 and has raised approximately $900 million of equity capital, which it intends to invest in undercapitalized banks with the goal of establishing a strongly capitalized, high performance regional bank.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a financial services company with approximately $1.7 billion in total assets and 28 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral and Venice. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $164 million of assets under advisement.
TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies' experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank and Naples Capital Advisors, Inc., visit www.tibbank.com and www.naplescapitaladvisors.com, respectively. Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB's investor relations site at www.tibfinancialcorp.com.

CONTACTS:

TIB Financial Corp.
Thomas J. Longe, Chief Executive Officer and President (239) 659-5857
Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer (239) 659-5876

Cautionary Statement

The issuance of the securities in the transactions described in this release have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

Forward-Looking Statements

Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results, anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, acquisition and divestiture opportunities, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing.  Words such as “will likely result,” “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of these words and similar expressions are intended to identify these forward-looking statements. Certain factors, including those outside the Company's control, may cause actual results to differ materially from those in the "forward-looking" statements, including economic and other conditions in the markets in which the Company operates; inability to complete the investment announced today; management's ability to effectively execute the Company's business plan; regulatory enforcement actions to which the Company and the Bank are currently, and may in the future be, subject; changes in capital classification; changes in the economy affecting real estate values; inability to attract and retain deposits; changes in the level of non-performing assets and charge-offs; changes in the financial performance and/or condition of the Bank's borrowers; inflation, interest rate, cost of funds, securities market and monetary fluctuations; changes in laws and regulations; competition; seasonality; and the other risks discussed in the Company’s filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

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